================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 18, 2000

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                    1-9210                95-4035997
  (State or other jurisdiction        (Commission           (I.R.S. Employer
       of incorporation)              File Number)         Identification No.)



              10889 WILSHIRE BOULEVARD
               LOS ANGELES, CALIFORNIA                          90024
      (Address of principal executive offices)                (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


================================================================================

Item 5.  Other Events and Regulation FD Disclosure
------   -----------------------------------------

     Occidental Petroleum Corporation announced net income of $402 million ($1.09 per share) for the third quarter of 2000, compared with $126 million ($0.35 per share) for the corresponding period of 1999.

     Earnings before special items for the quarter were $370 million ($1.00 per share) compared with earnings before special items of $125 million ($0.35 per share) for the third quarter of 1999. Sales for the third quarter of 2000 increased to $3.8 billion from $2.1 billion in 1999.

     In announcing the results, Dr. Ray R. Irani, chairman and chief executive officer, emphasized Occidental's commitment to debt reduction. "When we announced our intention to purchase Altura Energy, we made a commitment to reduce our total debt by $2 billion by the end of this year from the $9 billion pro-forma level reached in April of this year as a result of purchasing Altura. The reduction is being made through a combination of asset sales and cash flow", he said. "Thanks to strong oil and gas prices and production from the Altura properties, we have reached that goal three months ahead of schedule. The total debt at the end of the third quarter of $7.06 billion includes $2.08 billion of the Altura non-recourse debt. The ratio of debt to total capitalization, which rose with the Altura financing, has declined dramatically and is now essentially unchanged from the beginning of the year. Debt reduction remains our highest priority and we will continue to use our strong cash flow and the proceeds from asset sales to achieve additional reductions in the fourth quarter."

     Results for the quarter included after-tax gains of $39 million from the partial-interest sale of the subsidiary that owned Occidental's Gulf of Mexico shelf assets; after-tax income of $41 million from the receipt of contingency payments related to a prior year sale of an oil and gas subsidiary in the Dutch North Sea; and a $1 million extraordinary gain resulting from the early extinguishment of debt. The results also included $49 million of after-tax charges related to the write-down of various oil and gas assets, real estate and investments.

                                   Oil and Gas
                                   -----------

     The oil and gas division earned $690 million before special items, compared with $279 million for the third quarter of 1999. The improvement is primarily the result of higher worldwide crude oil and natural gas prices combined with increased domestic oil production volumes. The net increase in domestic production volumes, resulting from the acquisitions of Altura and THUMS in the second quarter of 2000, more than offsets lower international production. The overall earnings improvement was partially offset by higher exploration expense.

     Oil and gas earnings after special items were $696 million for the third quarter of 2000, compared with $280 million for the third quarter of 1999. The 2000 results included $80 million of net gains from the previously described asset sale and the receipt of contingency payments, partially offset by charges of $74 million, on a pre-tax basis, to write down various oil and gas assets, real estate and investments.

                                    Chemicals
                                    ---------

     The chemical division earned $47 million for the third quarter of 2000, compared with $44 million for the third quarter of 1999. Since the second quarter of 2000, chemical earnings have declined primarily due to reduced sales prices and volumes in EDC and PVC and higher energy and feedstock costs.

     For the first nine months of 2000, Occidental's net income was $1.2 billion ($3.36 per share), compared with $65 million ($0.17 per share) for the first nine months of 1999. Net income for the nine months before special items was $977 million ($2.65 per share), compared with net income of $61 million ($0.15 per share) for 1999. Sales increased from $5.1 billion in the nine months of 1999 to $9.4 billion for the same period of 2000.

                                       -0-

Contacts:  Howard Collins (media)
           310-443-6523
Kenneth J. Huffman (investors)
           212-603-8183

On the Web:  www.oxy.com

A conference call regarding these financial results will be held today at 11:30 a.m. EDT and may be accessed by calling 1-800-275-3210.

Forward-looking statements and estimates regarding exploration and production activities, oil, gas and commodity chemical prices, operating costs and their related earnings effects in this release are based on assumptions concerning market, competitive, regulatory, environmental, operational and other conditions. Actual results could differ materially as a result of factors discussed in Occidental's Annual Report on Form 10-K.

SUMMARY OF DIVISIONAL NET SALES AND EARNINGS
(Millions, except per-share amounts)

                                      Third Quarter       Nine Months
                                   ----------------  ----------------
Periods Ended September 30            2000     1999     2000     1999
=================================  =======  =======  =======  =======
DIVISIONAL NET SALES
   Oil and gas                     $ 2,965  $ 1,265  $ 6,614  $ 2,955
   Chemical                            840      848    2,827    2,149
                                   -------  -------  -------  -------
   Net sales                       $ 3,805  $ 2,113  $ 9,441  $ 5,104
=================================  =======  =======  =======  =======

DIVISIONAL EARNINGS (LOSS)
  Oil and gas                      $   696  $   280  $ 1,647  $   511
  Chemical                              47       44      224       89
                                   -------  -------  -------  -------
                                       743      324    1,871      600
UNALLOCATED CORPORATE ITEMS
  Interest expense, net (a)            (97)    (118)    (300)    (357)
  Income taxes (b)                    (169)     (41)    (668)     (65)
  Trust preferred distributions
    & other                            (17)     (16)     (50)     (45)
  Other (c)                            (59)     (23)     383      (52)
                                   -------  -------  -------  -------

INCOME BEFORE EXTRAORDINARY
  ITEMS AND EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES             401      126    1,236       81
  Extraordinary gain/(loss), net         1        -        1       (3)
  Cumulative effect of changes
    in accounting principles,
    net                                  -        -        -      (13)
                                   -------  -------  -------  -------
NET INCOME                             402      126    1,237       65
Effect of repurchase of Trust
  Preferred Securities                   -        -        1       -
Preferred dividends                      -        -        -       (7)
                                   -------  -------  -------  -------

EARNINGS APPLICABLE TO COMMON
   STOCK                           $   402  $   126  $ 1,238  $    58
                                   =======  =======  =======  =======

BASIC AND DILUTED EARNINGS
  PER COMMON SHARE
  Income before extraordinary
    items and effect of changes
    in accounting principles       $  1.09  $   .35  $  3.36  $   .22
  Extraordinary gain/(loss), net         -        -        -     (.01)
  Cumulative effect of changes
    in accounting principles,
    net                                  -        -        -     (.04)
                                   -------  -------  -------  -------
                                   $  1.09  $   .35  $  3.36  $   .17
                                   =======  =======  =======  =======

AVERAGE BASIC COMMON SHARES
  OUTSTANDING                        369.2    357.6    368.7    351.3
=================================  =======  =======  =======  =======

See footnotes on following page.

(a) The third quarter and nine months year-to-date 2000 includes $38 million and $68 million, respectively, interest income on notes receivable from Altura partners.
(b) Includes an offset for charges and credits in lieu of U.S. federal income taxes allocated to the divisions. Oil and Gas divisional earnings have been impacted by charges of $42 million and $1 million in the third quarters of 2000 and 1999, respectively. The Oil and Gas third quarter of 2000 amount includes the tax effects from the partial-interest sale of the subsidiary which owned the Gulf of Mexico shelf assets and receipt of contingency payments related to a prior year sale of a Dutch North Sea subsidiary. Chemical divisional earnings have been impacted by credits of $4 million in the third quarters of 2000 and 1999, respectively.
(c) The third quarter and nine months year-to-date 2000 includes preferred distributions to the Occidental Permian partners of $38 million and $68 million, respectively. This is offset by the interest income discussed in
     (a) above.

SUMMARY OF OPERATING STATISTICS

                                      Third Quarter       Nine Months
                                   ----------------  ----------------
Periods Ended September 30            2000     1999     2000     1999
=================================  =======  =======  =======  =======
NET OIL, GAS AND LIQUIDS
   PRODUCTION PER DAY

United States
  Liquids (MBBL)
    California                          74       50       68       52
    Permian                            136       14       89       14
    US Other                             -        7        2        7
                                   -------  -------  -------  -------
      Total                            210       71      159       73

  Natural Gas (MMCF)
    California                         305      287      302      282
    Hugoton                            178      174      168      175
    Permian                            161       55      118       56
    US Other                            43      157       89      151
                                   -------  -------  -------  -------
      Total                            687      673      677      664

Other Western Hemisphere
  Crude oil (MBBL)
    Colombia                            21       40       33       45
    Ecuador                             21       15       19       16
    Peru                                 -       40        -       41
                                   -------  -------  -------  -------
      Total                             42       95       52      102

Eastern Hemisphere
  Crude oil (MBBL)
    Oman                                 8       15        9       15
    Pakistan                             8        5        6        6
    Qatar                               48       54       50       61
    Russia                              28       28       27       27
    Yemen                               32       26       32       32
                                   -------  -------  -------  -------
      Total                            124      128      124      141

Natural Gas (MMCF)
    Bangladesh                           -        4        -       11
    Pakistan                            47       47       49       42
                                   -------  -------  -------  -------
      Total                             47       51       49       53

Barrels of Oil Equivalent (MBOE)       499      414      456      436

CAPITAL EXPENDITURES (millions)    $   275  $   120  $   608  $   383
                                   =======  =======  =======  =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION OF ASSETS (millions) $   268  $   198  $   687  $   598
=================================  =======  =======  =======  =======

Item 9.  Regulation FD Disclosure
-------  ------------------------

    Text of Speech by Stephen I. Chazen, Executive Vice President - Corporate
    -------------------------------------------------------------------------
                     Development and Chief Financial Officer
                     ---------------------------------------

                        Occidental Petroleum Corporation

                                 STEPHEN CHAZEN
                           Chief Financial Officer and
                Executive Vice President - Corporate Development

                               - Conference Call -
                    Third Quarter 2000 Earnings Announcement

                                   October 18
                             Los Angeles, California

     Good morning everyone, and thank you for joining us.

                                    EARNINGS
                                    --------

     The continuing strength of oil and natural gas prices, together with a full quarter of production from our Permian properties in Texas and the THUMS properties in Long Beach, have resulted in another very strong quarter.

     Third quarter net income is $402 million, or $1.09 per share. This represents more than a three-fold increase above the $126 million, or $0.35 per share, we reported in the third quarter of 1999.

     Income before special items was $370 million, or $1.00 per share, compared to income before special items of $125 million, or $0.35 per share, in the third quarter of 1999. Our third quarter 2000 results include after-tax gains totaling $80 million. These gains include $41 million in payments related to the 1998 sale of oil and gas assets in the Dutch North Sea and an after-tax gain of $39 million from sale of oil and gas interests on the continental shelf in the Gulf of Mexico. The quarterly results also included $49 million of after-tax charges to write-down various oil and gas assets and investments and a $1 million gain from early retirement of debt.

     Oil and gas divisional earnings after special items were $696 million for the quarter. This is an increase of $416 million over the same quarter last year and $139 million over the second quarter of this year. Before special items oil and gas earnings were $690 million for this quarter. Chemical divisional earnings before special items were $47 million for the quarter. This is a decrease of $107 million over the second quarter of this year.

     Through the first nine months of this year, our net income rose to over $1.2 billion, or $3.36 per share. Our net income before special items for the first nine months of 2000 was $997 million, or $2.65 per share.

                                   DEBT
                                   ----

     Turning to the balance sheet, when we acquired Altura in April of this year, on a pro-forma basis we increased Oxy's debt from $5.4 billion at year-end 1999 to $9.0 billion. At that time we committed to reduce total debt to $7 billion by the end of this year. The $2 billion debt reduction target was to consist of $1.2 billion from asset sales and $800 million from cash flow. At the end of the third quarter, Oxy's total debt is about $60 million over the $7 billion targeted debt level. This is three months ahead of our scheduled commitment. Of the $2 billion debt reduction, approximately $1 billion is from asset sales and approximately $1 billion is from cash flow. In addition, Oxy's third quarter balance sheet will reflect invested cash of $200 million - so net debt is actually about $6.85 billion. To reflect our fourth quarter intentions for this cash we have characterized $200 million of debt as current maturities to be paid off in the quarter.

     Included in the $7 billion of total debt at the end of the third quarter is the Altura non-recourse debt. We committed to reduce this non-recourse debt from $2.4 billion to $2.1 billion by the end of this year. At the end of the third quarter the Altura non-recourse debt was $2.08 billion for a reduction of $320 million. We expect the Altura non-recourse debt to be below $2.0 billion by the end of this year.

     The total debt of $7 billion at the end of the third quarter of this year represents a ratio of 60 percent total debt to total capitalization. This is the essentially same ratio that we had at the start of the year when debt was $5.4 billion and before the $3.6 billion Altura acquisition.

     While we have reached our targeted debt level three months ahead of schedule we will continue to make debt reduction the highest priority. We will use our cash flow and any proceeds from asset sales to achieve additional reductions in the fourth quarter.

     With this lower debt level we expect to see interest expense decline in the fourth quarter of this year compared to the third quarter.

     Now I would like to turn the conference call over to Dale Laurance, president of Occidental.

                Text of Speech by Dr. Dale R. Laurance, President
                -------------------------------------------------

                        Occidental Petroleum Corporation

                              Dr. Dale R. Laurance
                                    President

                               - Conference Call -
                    Third Quarter 2000 Earnings Announcement

                                October 18, 2000
                             Los Angeles, California

     Thank you, Steve. I will focus my remarks on the key operating results that are driving this strong financial performance.

                                   OIL AND GAS
                                   -----------

     Domestic liquids production for the third quarter of this year was 210 MB/D compared to 71 MB/D in the third quarter of last year. International production in the third quarter of this year was 166 MB/D compared to 223 MB/D last year. The decline is primarily attributable to the sale of our producing properties in Peru last December.

     Domestic gas production was 687 MMCF/D in this year's third quarter compared to 673 MMCF/D last year. Permian gas production increased over 100 MMCF/D this year compared to last year due to the Altura acquisition. The decline in US Other gas production this year is due to the sale of the Gulf of Mexico properties in the third quarter of this year.

     BOE production from Altura this year has averaged 143,000 per day, about 8,000 BOE/D greater that we originally projected.

     Overall, Occidental's BOE production in the third quarter increased 20 percent over last year's third quarter.

     As expected, oil realizations are considerably greater than last year. What is important is that Oxy's net oil price realizations as a percent of WTI have significantly improved. Our asset restructuring has included selling properties with lower net price realizations and adding properties with higher net price realizations. Now our domestic oil realization is about 90 percent of WTI price compared to 80 percent of WTI in last year's third quarter. In Other Western Hemisphere the realization improvement is more dramatic. As a result of the sale of our producing asset in Peru last year our realizations in Other Western Hemisphere increased from 72 percent of WTI to 83 percent of WTI. The higher realizations together with the operating cost reductions mean that Oxy's profitability per BOE has improved significantly.

     Natural gas prices also improved in the third quarter of this year - compared not only to the third quarter of last year, but also to the second quarter of this year. United States natural gas price realizations as a percentage of the average NYMEX price increased significantly. The third quarter natural gas price realization was 99 percent of NYMEX compared to 90 percent for the same period last year.

     At Elk Hills, gas prices were substantially higher in September than the MERC price because of shortages in California caused by the explosion of the El Paso gas pipeline. Hence, due to the unique California gas market, we would expect our domestic natural gas realizations in the fourth quarter to be higher than the third quarter.

     Exploration expense for the third quarter of this year was $44 million compared to $11 million for last year's third quarter.

                                    CHEMICALS
                                    ---------

     As Steve noted, chemical earnings before special items declined this quarter compared to the second quarter. The primary reasons are lower sales prices and volumes in chlorine and PVC, together with higher energy and feedstock costs and lower ethylene dichloride earnings.

     The reduction in demand for chlorine from the vinyls segment affected plant-operating rates. The current chlor-alkali operating rates are 86 percent compared to 99 percent in the first half of this year. While this is a negative factor for chlorine, it is a positive factor for caustic soda. Stable product demand has resulted in product shortages and supported two price increase totaling $110/ ton. Due to price protection provisions in our caustic soda contracts, we will not see the benefit of these price increases until the fourth quarter of this year and the first quarter of 2001. However, we expect the net benefit of the caustic soda price increases will be largely offset by lower chlorine prices.

     The reduced PVC prices and operating rates are the result of the slow-down in the economy due to the increase in interest rates by the Fed and to inventory de-stocking. During the first half of the year PVC demand was driven by a favorable economy, fears of product shortages and rising prices that encouraged an inventory build-up. Beginning in June, rising interest rates finally slowed down the demand. In August, industry-operating rates fell below 80 percent as inventories were worked down. Customer orders are now for demand only. The current fourth quarter outlook for PVC demand shows little improvement over the third quarter.

     I will close our formal remarks by reiterating that debt reduction remains our top priority, and we expect to achieve substantial reductions in our debt levels in the fourth quarter and throughout next year.

                        Supplemental Investor Information
                        ---------------------------------

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               2000 THIRD QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                            EARNINGS
                                         REPORTED                                            BEFORE
                                          INCOME       ADJUSTMENTS                        SPECIAL ITEMS
                                         --------      -----------                        -------------
Oil & Gas                                $    696            (39) Gulf of Mexico-VPP        $    690
                                                             (41) TransCanada buyout
                                                              74  Asset writedowns
Chemical                                       47                                                 47
Corporate
    Interest-Permian Non-recourse debt        (44)                                               (44)
    Interest - all others                     (91)                                               (91)
    Taxes                                    (169)           (25) Tax effect of adjustments     (194)
    Trust Pfd Distribution & Other            (17)                                               (17)
    Other                                     (21)                                               (21)
                                         --------       --------                            --------
INCOME BEFORE EXTRAORDINARY ITEMS        $    401       $    (31)                           $    370
EXTRAORDINARY ITEMS                             1             (1) Early debt retirement           --
                                         --------       --------                            --------
NET INCOME                               $    402       $    (32)                           $    370
                                         ========       ========                            ========

BASIC EARNINGS PER SHARE                 $   1.09                                           $   1.00
                                         ========                                           ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               1999 THIRD QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                            EARNINGS
                                         REPORTED                                            BEFORE
                                          INCOME       ADJUSTMENTS                        SPECIAL ITEMS
                                         --------      -----------                        -------------
Oil & Gas                                $    280             10  Relocation                $    279
                                                             (11) Contingency Pymt.
Chemical                                       44                                                 44
Corporate
    Interest                                 (118)                                              (118)
    Taxes                                     (41)                                               (41)
    Trust Pfd Distribution & Other            (16)                                               (16)
    Other                                     (23)                                               (23)
                                         --------       --------                            --------
NET INCOME                               $    126       $     (1)                           $    125
                                         ========       ========                            ========

BASIC EARNINGS PER SHARE                 $   0.35                                           $   0.35
                                         ========                                           ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                             2000 FIRST NINE MONTHS
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                            EARNINGS
                                         REPORTED                                            BEFORE
                                          INCOME       ADJUSTMENTS                        SPECIAL ITEMS
                                         --------      -----------                        -------------
Oil & Gas                                $  1,647            (39) Gulf of Mexico-VPP        $  1,641
                                                             (41) TransCanada buyout
                                                              74  Asset writedowns
Chemical                                      224            120  Specialty write-down           344
Corporate
    Interest-Permian Non-recourse debt        (80)                                               (80)
    Interest - all others                    (288)                                              (288)
    Taxes                                    (668)           131  Tax effect of adjustments     (537)
    Trust Pfd Distribution & Other            (50)                                               (50)
    Other                                     451           (493) CanOxy gain                    (53)
                                                             (11) OIL dividend
                                         --------       --------                            --------
INCOME BEFORE EXTRAORDINARY ITEMS           1,236           (259)                                977
Extraordinary Items                             1             (1) Early debt retirement           --
                                         --------       --------                            --------
  NET INCOME                             $  1,237       $   (260)                           $    977
                                         ========       ========                            ========

Income Before Extraordinary Items        $   3.36                                           $   2.65
Extraordinary Items                            --                                                 --
                                         --------                                           --------
BASIC EARNINGS PER SHARE                 $   3.36                                           $   2.65
                                         ========                                           ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                             1999 FIRST NINE MONTHS
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                            EARNINGS
                                         REPORTED                                            BEFORE
                                          INCOME       ADJUSTMENTS                        SPECIAL ITEMS
                                         --------      -----------                        -------------
Oil & Gas                                $    511             10  Relocation                $    510
                                                             (11) Contingency payment
Chemical                                       89            (12) Equistar compounds gain         77
Corporate
    Interest - all others                    (357)                                              (357)
    Taxes                                     (65)            11  Tax effect of adjustments      (54)
    Trust Pfd Distribution & Other            (45)                                               (45)
    Other                                     (52)           (18) OIL Insurance Dividend         (70)
                                         --------       --------                            --------
Income Before Extraordinary Items and    $     81       $    (20)                           $     61
Changes in Accounting Principles
Extraordinary Items, net                       (3)             3  Early debt retirement           --
Change in Acct. Principle                     (13)            13  Change in Acct. Principle       --
                                         --------       --------                            --------
NET INCOME                               $     65       $     (4)                           $     61
                                         ========       ========                            ========


INCOME BEFORE EXTRAORDINARY ITEMS        $   0.22                                           $   0.15
  AND CHANGES IN ACCOUNTING PRINCIPLES
EXTRAORDINARY ITEMS, NET                    (0.01)                                                --
CHANGE IN ACCT. PRINCIPLES, NET             (0.04)                                                --
                                         --------                                           --------
BASIC EARNINGS PER SHARE                 $   0.17                                           $   0.15
                                         ========                                           ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2000 THIRD QUARTER NET INCOME (LOSS)
                           REPORTED INCOME COMPARISON

                                          THIRD         SECOND
                                         QUARTER       QUARTER
                                           2000          2000          H/(L)
                                         --------      --------      --------
OIL & GAS                                $    696      $    557      $    139

CHEMICAL                                       47            34            13

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (44)          (36)           (8)

   INTEREST - ALL OTHERS                      (91)          (98)            7

   TAXES                                     (169)         (349)          180

   TRUST PFD DISTRIBUTIONS & OTHER            (17)          (16)           (1)

   OTHER                                      (21)          472          (493)
                                         --------      --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS             401           564          (163)

EXTRAORDINARY ITEMS                             1            --             1
                                         --------      --------      --------
   NET INCOME                            $    402      $    564     ($    162)
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.09      $   1.53     ($   0.44)
                                         ========      ========      ========

EFFECTIVE TAX RATE                            34%           38%     (      4%)
                                         ========      ========      ========

================================================================================


                              OCCIDENTAL PETROLEUM
                      2000 THIRD QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                          THIRD         SECOND
                                         QUARTER       QUARTER
                                           2000          2000          H/(L)
                                         --------      --------      --------
OIL & GAS                                $    690      $    557      $    133

CHEMICAL                                       47           154          (107)

CORPORATE

   INTEREST-PERMIAN NON-RECOURSE DEBT         (44)          (36)           (8)

   INTEREST - ALL OTHERS                      (91)          (98)            7

   TAXES                                     (194)         (197)            3

   TRUST PFD DISTRIBUTIONS & OTHER            (17)          (16)           (1)

   OTHER                                      (21)          (21)            0
                                         --------      --------      --------
   NET INCOME                            $    370      $    343      $     27
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.00      $   0.93      $   0.07
                                         ========      ========      ========

EFFECTIVE TAX RATE                            39%           36%            3%
                                         ========      ========      ========

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Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2000 3rd Quarter                                $    690
2000 2nd Quarter                                     557
                                                --------
                                                $    133
                                                ========


Price Variance                                  $    180

Volume Variance                                      (18)

Exploration Expense Variance                         (29)

                                                --------
                               TOTAL VARIANCE   $    133
                                                ========

--------------------------------------------------------------------------------


                              OCCIDENTAL PETROLEUM
                                    CHEMICAL

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2000 3rd Quarter                                $     47
2000 2nd Quarter                                     154
                                                --------
                                               ($    107)
                                                ========


Sales Price                                    ($     35)

Sales Volume/Mix                                     (13)

Operations/Manufacturing                             (25) *

All Other                                            (34)
                                                --------
                               TOTAL VARIANCE  ($    107)
                                                ========

*  Higher energy and feedstock costs.

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Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2000 THIRD QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                          THIRD         THIRD
                                         QUARTER       QUARTER
                                           2000          1999          H/(L)
                                         --------      --------      --------
OIL & GAS                                $    690      $    279      $    411
CHEMICAL                                       47            44             3
CORPORATE
   INTEREST-PERMIAN NON-RECOURSE DEBT         (44)                        (44)
   INTEREST - ALL OTHERS                      (91)         (118)           27
   TAXES                                     (194)          (41)         (153)
   TRUST PFD DISTRIBUTIONS & OTHER            (17)          (16)           (1)
   OTHER                                      (21)          (23)            2
                                         --------      --------      --------
   NET INCOME                            $    370      $    125      $    245
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.00      $   0.35      $   0.65
                                         ========      ========      ========

EFFECTIVE TAX RATE                            39%           23%           16%
                                         ========      ========      ========

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2000 3rd Quarter                                $    690
1999 3rd Quarter                                     279
                                                --------
                                                $    411
                                                ========


Price Variance*                                 $    263

Volume Variance*                                     (61)

Altura & THUMS                                       237

Exploration Expense Variance                         (32)

All other variances                                    4

                                                --------
                               TOTAL VARIANCE   $    411
                                                ========

*  Excludes Altura & THUMS

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Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                      THIRD QUARTER           NINE MONTHS
                                      2000     1999          2000     1999
                                      ----     ----          ----     ----
NET PRODUCTION PER DAY:
  UNITED STATES
    LIQUIDS (MBL)
                      California        74       50            68       52
                         Permian       136       14            89       14
                        US Other        --        7             2        7
                                      ----     ----          ----     ----
                           TOTAL       210       71           159       73
    NATURAL GAS (MMCF)
                      California       305      287           302      282
                         Hugoton       178      174           168      175
                         Permian       161       55           118       56
                        US Other        43      157            89      151
                                      ----     ----          ----     ----
                           TOTAL       687      673           677      664

  OTHER WESTERN HEMISPHERE
    CRUDE OIL (MBL)
                        Colombia        21       40            33       45
                         Ecuador        21       15            19       16
                            Peru        --       40            --       41
                                      ----     ----          ----     ----
                           TOTAL        42       95            52      102

  EASTERN HEMISPHERE
    CRUDE OIL (MBL)
                            Oman         8       15             9       15
                        Pakistan         8        5             6        6
                           Qatar        48       54            50       61
                          Russia        28       28            27       27
                           Yemen        32       26            32       32
                                      ----     ----          ----     ----
                           TOTAL       124      128           124      141

    NATURAL GAS (MMCF)
                      Bangladesh        --        4            --       11
                        Pakistan        47       47            49       42
                                      ----     ----          ----     ----
                           TOTAL        47       51            49       53

BARRELS OF OIL EQUIVALENT (MBOE)       499      414           456      436

--------------------------------------------------------------------------------
The increase in United States oil production is due to the THUMS (California) and Altura (Permian) acquisitions. The increase in Permian natural gas production is due to the Altura acquisition while the decrease in U.S. Other natural gas production is a result of the sale of a partial interest in the Gulf of Mexico properties to Apache Corporation effective July 1, 2000.
The decrease in Other Western Hemisphere oil production is a result of reduced Colombia production and the sale of Peru producing assets in the fourth quarter of 1999.

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Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS

                                  THIRD QUARTER        NINE MONTHS
                                  2000     1999       2000     1999
                                  ----     ----       ----     ----
WTI                              31.58    21.73      29.65    17.48
NYMEX                             4.24     2.36       3.28     2.08

OIL & GAS:
----------
   PRICES
   UNITED STATES
   Crude Oil ($/BBL)             28.10    17.67      26.19    14.17
   Natural gas ($/MCF)            4.18     2.12       3.23     1.94

   OTHER WESTERN HEMISPHERE
   Crude oil ($/BBL)             26.18    15.73      26.13    11.62

   EASTERN HEMISPHERE
   Crude oil ($/BBL)             26.39    18.42      24.76    13.92
   Natural Gas ($/MCF)            1.98     1.11       1.80     1.14

     As a result of asset restructuring, Oxy oil price realization, as a percentage of WTI, has increased substantially. For the third quarter of 2000 United States oil realization was 89 percent of the average WTI price compared to 81 percent for the same period last year.

     United States natural gas price realization as a percentage of the average NYMEX price also increased significantly. The third quarter 2000 natural gas price realization was 99 percent of NYMEX compared to 90 percent for the same period of last year.

     The realizations for Other Western Hemisphere oil increased for both the third quarter of 2000 and for the nine months due to the sale of the producing assets in Peru. For the third quarter of 2000 price realization was 83 percent of WTI compared to 72 percent of WTI for the same period last year.

                                  THIRD QUARTER        NINE MONTHS
                                  2000     1999       2000     1999
                                  ----     ----       ----     ----
EXPLORATION EXPENSE
  Domestic                        $ 27     $  9       $ 46     $ 44
  Other Western Hemisphere          13        1         15        2
  Eastern Hemisphere                 4        1          4       17
                                  -------------       -------------
          TOTAL                   $ 44     $ 11       $ 65     $ 63
                                  =============       =============

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Investor Relations Supplemental Schedules

[OXY LOGO]

                                     ALTURA
                            AS OF SEPTEMBER 30, 2000

                                          9 MONTHS*
                                          --------
                                            2000
                                            ----
NET PRODUCTION PER DAY:
                Oil (MBO)                   106
                Gas (MMCF)                  106
                NGL's (MB)                   19
                BOE                         143

*For the period April 19 to September 30

NON RECOURSE DEBT ($ MILLIONS)
        As of April 19, 2000              $  2,400
        As of September 30, 2000             2,080
                                          --------
        DEBT REDUCTION                    $    320
                                          ========

Oxy committed to reduce the Altura non-recourse debt from $2.4 billion to $2.1 billion by the end of this year. At the end of the third quarter the Altura non-recourse debt was $2.08 billion for a reduction of $320 million. We expect the Altura non-recourse debt to be below $2.0 billion by the end of this year.

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Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CHEMICALS
                                VOLUME (M TONS)

                                  THIRD QUARTER        NINE MONTHS
                                  2000     1999       2000     1999
                                  ----     ----       ----     ----
MAJOR PRODUCTS
 Chlorine                          690      819      2,294    2,437
 Caustic                           825      847      2,470    2,390
 Ethylene Dichloride               128      254        674      768
 PVC Resins                        413      505      1,350    1,444

                                   CHEMICALS
                                 PRICES (INDEX)

                                  THIRD QUARTER        NINE MONTHS
                                  2000     1999       2000     1999
                                  ----     ----       ----     ----
MAJOR PRODUCTS
 Chlorine                         1.72     0.85       1.60     0.73
 Caustic                          0.59     0.54       0.66     0.68
 Ethylene Dichloride              1.22     1.07       1.57     0.79
 PVC Resins                       0.99     0.73       0.99     0.64

CHLORINE                                  OXYCHEM      INDUSTRY (Chlorine Institute)
--------                                  -------      --------
Operating Rate (U.S.)                      86.0%         89.5%
    2000 year-to-date (January-August)     95.0%         93.7%

OxyChem Commentary
------------------
o Chlorine price weakness to the vinyls segment began in the 3rd quarter relative to 2nd quarter pricing and is likely to show continued relative softness through the 4th quarter as well. Year-to-date prices have improved $77/ton over 1999.

o For the quarter, OxyChem average external net prices improved $11/ton over 2nd quarter 2000.

Industry Commentary (CMAI)
-------------------
o Reduced demand into the vinyls industry introduced additional product into the spot market. Spot prices dropped during the quarter while contract prices to the vinyls industry remained largely unchanged. Downward pressure is expected to continue in the 4th quarter.

o Although some price reductions are forecast for the 4th quarter and 1st quarter 2001, very little new chlorine capacity will be brought online during the next 12 months. Therefore, chlorine prices should remain at fairly high levels on average.

Investor Relations Supplemental Schedules

[OXY LOGO]

o U.S. chlorine demand is expected to reflect 2.4% growth for 2000. Consumption into the vinyls sector is forecast to pick up starting in the 2nd quarter, 2001.

Influencing Factors
-------------------
Demand into the vinyls sector is temporarily weakened. With limited available production capacity, returning demand will drive long-term volume and upward price pressures.


CAUSTIC
-------

OxyChem  Commentary
-------------------
o OxyChem's 3rd quarter net average domestic prices declined $6/ton as contract buyers received the remaining benefit of price weakness earlier in the year. Announced price increases of $50/ton for July and $60/ton for August will significantly improve 4th quarter and future realized net values.

o Inventories declined through the 3rd quarter and are down significantly for the year. Short supplies will continue through the remainder of the year.

o    Demand continues to demonstrate strength and stability.

Industry Commentary (CMAI)
-------------------
o Spot prices reached a level of $200/DST with some buyers paying "well above" that amount for urgently needed product. While contract pricing is forecast to increase during the 4th quarter, there appears to be additional room for future price increases.

o U.S. demand rose 8.5%, in the 1st half 2000 compared to 1st half 1999. With operating rates reduced during the 2nd half, 3% production growth is forecast for the year.

Influencing Factors
-------------------
Lower operating rates will continue to limit supply and allow price improvements. Demand remains strong.


EDC
---

OxyChem Commentary
------------------
o Continued weakness into the PVC/VCM markets and expectations of ethylene price declines are providing downward price pressure. Price weakness is expected to continue through the 4th quarter.

Industry Commentary (CMAI)
-------------------
o Export prices declined further to 11.0-11.5(cent)/lb (FOB) for September shipments.

Investor Relations Supplemental Schedules

[OXY LOGO]

o    Demand remains weak with indications that inventories in Asia remain high.

Influencing Factors
-------------------
Declining demand in vinyls has softened pricing from all-time 2nd quarter highs.

PVC/VCM                     OXYCHEM      INDUSTRY (CHEM DATA)
--------                    -------      --------
Operating Rates (U.S.)        87%           85%

OxyChem Commentary
------------------
o Domestic PVC prices decreased 3.5(cent)/lb since May, remaining up 1.5(cent)/lb in 2000.

o Domestic demand weakness continued through the quarter with continued inventory adjustments and an overall slow-down in the construction industry.

o Export volume began increasing in June with Shintech moving product from the U.S. to sell out their new plant. Export volume increased again in August as U.S. producers moved additional inventory into the market.

o Asian export prices held during the third quarter at $670-680/MT CFR, but face downward pressure as material from the U.S., Middle East, and Europe tries to find a home in China. Latin America prices have steadily declined since June and continue to face downward pressure with capacity additions at Shintech and Petco. Current prices are $585-650 CFR.

o Domestic VCM prices were 27(cent)/lb for July, 26(cent)/lb in August, and are expected to settle at 25.5(cent)/lb for September. These decreases are attributable to lower PVC and ethylene prices.

o For October shipments, the export VCM price decreased to $430-440/MT F.O.B. U.S. Gulf Coast.

Industry Commentary (CMAI)
-------------------
o PVC price remains under downward pressure due to weak demand in all regions.

o    VCM demand has weakened for both domestic and export shipments.

Influencing Factors
-------------------
Product prices remain under downward pressure from weak demand in all regions. Long term, capacity limitations and demand strength will continue benefit product prices and volumes.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                  THIRD QUARTER        NINE MONTHS
                                  2000     1999      2000     1999
                                  ----     ----      ----     ----
CAPITAL EXPENDITURES ($MM)
  Oil & Gas
    California                    $ 48     $ 25      $132     $ 65
    Permian                         51        1        88        3
    Other - U.S.                    37       27        69       75
    Other Western Hemisphere        27        4        59       12
    Eastern Hemisphere              68       44       170      151
  Chemicals                         40       19        84       74
  Corporate                          4       --         6        3
                                  -------------      -------------
        TOTAL                     $275     $120      $608     $383
                                  =============      =============

DEPRECIATION, DEPLETION &
 AMORTIZATION OF ASSETS ($MM)
  Oil & Gas
    Domestic                      $154     $ 76      $340     $229
    Other Western Hemisphere        10       16        30       47
    Eastern Hemisphere              47       49       141      160
  Chemicals                         47       49       145      137
  Corporate                         10        8        31       25
                                  -------------      -------------
        TOTAL                     $268     $198      $687     $598
                                  =============      =============

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Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CORPORATE
                                  ($ MILLIONS)

CAPITALIZATION
                                                       30-Sep-00       31-Dec-99
                                                       ---------       ---------
Oxy Long-Term Debt (including current maturities)          4,017           4,372

Permian Non-Recourse Debt                                  2,080              --

Gas Sales Obligation (current and non-current)               442             533

Trust Preferred Securities                                   473             486

Others                                                        47              57
                                                       ---------       ---------
                        TOTAL DEBT                         7,059           5,448
                                                       =========       =========


EQUITY                                                     4,522           3,523
                                                       =========       =========

     With the Altura acquisition in April of this year, on a pro-forma basis Oxy's debt increased from $5.4 billion at year-end 1999 to $9.0 billion. At that time we committed to reduce total debt to $7 billion by the end of this year. The $2 billion debt reduction target was to consist of $1.2 billion from asset sales and $800 million from cash flow. At the end of the third quarter, Oxy's total debt is about $60 million over the $7 billion targeted debt level. This is three months ahead of our scheduled commitment. Of the $2 billion debt reduction since April, approximately $1 billion is from asset sales and approximately $1 billion is from cash flow. In addition, Oxy's third quarter balance sheet will reflect invested cash of $200 million--so net debt is actually about $6.85 billion. To reflect our fourth quarter intentions for this cash we have characterized $200 million of debt as current maturities to be paid off in the quarter.

     The total debt of $7 billion at the end of the third quarter of this year represents a ratio of 60 percent total debt to total capitalization. This is the essentially the same ratio that we had at the start of the year when debt was $5.4 billion and before the $3.6 billion Altura acquisition.

     While we have reached our targeted debt level three months ahead of schedule we will continue to make debt reduction the highest priority. We will use our cash flow and any proceeds from asset sales to achieve additional reductions in the fourth quarter.

     With this lower debt level we expect to see interest expense decline in the fourth quarter of this year compared to the third quarter.

Investor Relations Supplemental Schedules

[OXY LOGO]

Portions of this presentation are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; competitive pricing pressures; higher than expected costs including feedstock; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             OCCIDENTAL PETROLEUM CORPORATION
                                       (Registrant)




DATE:    October 17, 2000    S. P. Dominick, Jr.
                             ---------------------------------------------------
                             S. P. Dominick, Jr.,  Vice President and Controller